EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
GROUP TECHNOLOGIES CORPORATION


Primary Earnings Per Share
[CAPTION]
                                    Years ended December 31,
                                 1994         1995         1996
                              ----------   ----------   ----------

Weighted average
 shares outstanding           14,953,708   15,695,094   16,156,758
Net effect of shares issued
 within 12 months of
 offering date                     5,130            0            0
Net effect of dilutive
 stock options (based
 on treasury method)             685,489            0            0
                              ----------   ----------   ----------
Total                         15,644,327   15,695,094   16,156,758
                              ==========   ==========   ==========
Net income (loss)             $4,700,000 $(17,673,000) $(8,579,000)
Net income (loss) per share   $     0.30 $      (1.13) $     (0.53)


Fully Diluted
 Earnings Per Share
[CAPTION]
                                    Years Ended December 31,
                                 1994         1995         1996
                              ----------   ----------   ----------

Weighted average primary
 shares outstanding           15,644,327   15,695,094   16,156,758
Net effect of dilutive stock
 options (based on
 treasury method)                144,529            0            0
                              ----------   ----------   ----------
Total                         15,788,856   15,695,094   16,156,758
                              ==========   ==========   ==========

Net income (loss)             $4,700,000 $(17,673,000) $(8,579,000)
Net income (loss) per share   $     0.30 $      (1.13) $     (0.53)
